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FROM:       BHC COMMUNICATIONS, INC.
            767 Fifth Avenue
            New York, NY  10153

CONTACT:    Brian C. Kelly
            Senior Vice President and General Counsel
            (212) 421-0200


           BHC COMMUNICATIONS SUES TO ENJOIN MERGER OF VIACOM AND CBS

New York, NY, February 8, 2000 -- BHC Communications, Inc. (AMEX: BHC) announced that it has today filed a lawsuit against Viacom Inc. and CBS Corporation in New York State Supreme Court to enjoin their proposed merger.

BHC and Viacom are joint venture partners in UPN, the United Paramount Network. The basis for the lawsuit is that the Viacom/CBS merger agreement violates the non-compete term in the UPN joint venture agreement that prohibits Viacom from "own[ing] any interest, financial or otherwise in", or "control[ling]" a competing network, as well as breaching its fiduciary duties to its partner BHC.

BHC's lawsuit also seeks to enjoin Viacom's attempted use of the "buy-sell" provision in the joint venture agreement on the basis that Viacom, having made a deal with CBS in breach of the UPN agreement, cannot now invoke other provisions of the agreement to try to terminate the joint venture. On February 3, 2000, Viacom delivered a notice to BHC purporting to invoke the buy-sell, under which BHC could either buy Viacom's interest in UPN, or sell its interest in UPN to Viacom, in each case at a price which Viacom set at $5 million.

Until last week, BHC and its parent company, Chris-Craft Industries, Inc., were in talks with Viacom to resolve this dispute. During the pendency of those discussions, the parties entered into a "tolling agreement" preserving their respective legal positions.

                                       o0o

02/08/00